Exhibit 99.1

Atlantic Power Corporation Announces Resignation of Director

DEDHAM, MASSACHUSETTS — March 14, 2016 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) announced today that Kenneth M. Hartwick has resigned from the Company’s Board of Directors, effective March 11, 2016, in order to assume his new role as Senior Vice President and Chief Financial Officer of Ontario Power Generation (OPG).  OPG is a power generation company based in Toronto and owned by the Province of Ontario.  It generates approximately half the province’s power supply needs.

Mr. Hartwick had been a director of the Company since October 2004.  He also served as the Company’s interim President and Chief Executive Officer from September 2014 to January 2015.

“On behalf of the entire Board of Directors, I would like to thank Ken for his many contributions to the Board over the past 11 years and for his service to the Company as interim CEO.  His many years of leadership experience in the energy sector have been invaluable to the Board as well as to the Company’s management.  We wish him well in his new role at OPG,” said Irving Gerstein, Chairman of the Board of Atlantic Power.

“I have enjoyed my time on the Atlantic Power Board and step down with confidence that the management team and Board have a clear strategic direction on which they will continue to execute.  I look forward to the Company’s continued success,” said Kenneth Hartwick.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Atlantic Power’s power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,138 megawatts (“MW”) in which its aggregate ownership interest is approximately 1,500 MW.  The Company’s current portfolio consists of interests in twenty-three operational power generation projects across nine states in the United States and two provinces in Canada.

Atlantic Power trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.